EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Enzon Pharmaceutical Inc. and Subsidiaries on Form S-1 (No. 333-250031), Form S-3 (No. 333-137723) and Form S-8 (Nos. 333-174099, 333-140282, 333-134453, 333-132467, 333-121468, 333-101898, 333-64110, and 333-18051) of our report dated February 23, 2021, on our audits of the consolidated financial statements as of year ended December 31, 2020 and December 31, 2019 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about February 23, 2021.

/s/ EisnerAmper LLP

EISNERAMPER LLP

Philadelphia, Pennsylvania

February 23, 2021